                                                           EXHIBIT 10.1

SETTLEMENT AGREEMENT

This agreement, dated as of April 27, 2010 (the “Agreement”), is by and among Cascade Financial Corporation (the “Company”), and the other persons and entities that are signatories hereto (collectively, the “Shareholder Group,” and each, individually, a “member” of the Shareholder Group) which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, $0.01 par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHEREAS, members of the Shareholder Group collectively are the beneficial owners, as defined by the Exchange Act, of approximately 11.5 percent of the outstanding shares of Common Stock of the Company;

WHEREAS, on February 23, 2010, the Shareholder Group delivered to the Company a notice of intent to nominate persons for election as directors (the “Nomination Letter”) and filed a Schedule 13D with the SEC on March 2, 2010 (the “Schedule 13D”), announcing its intent to solicit proxies for the election of its own opposition slate of nominees (the “Proxy Solicitation”) for election to the Company’s board of directors (the “Board”) at the 2010 annual meeting of shareholders of the Company (the “2010 Annual Meeting”);

WHEREAS, on March 22, 2010, the Chair of the Company’s Corporate Governance and Nominating Committee (“Nomination Committee”) responded to the Nomination Letter, which response letter was filed as an exhibit to a Current Report on Form 8-K filed with the SEC on March 22, 2010;

WHEREAS, the parties recognize the challenging economic and regulatory environment experienced by community banks in the Pacific Northwest region and the necessity of a large number of such banks to raise additional capital to satisfy regulatory requirements;

WHEREAS, the Company is a participant in the United States Treasury’s Capital Purchase Program and as a participant therein has agreed to pay no bonuses or golden parachute payments to any of its executive officers until the Company has repurchased the preferred stock issued to the United States Treasury;

WHEREAS, each of the parties believes that his/her/its actions leading up to this Agreement have been in the best interests of all Company shareholders; and

WHEREAS, the Company and the members of the Shareholder Group nevertheless have determined that the interests of the Company and its shareholders would be best served at this time by, among other things, avoiding the Proxy Solicitation and the expense and disruption that may result therefrom.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Representations and Warranties of the Company.

The Company hereby represents and warrants to the Shareholder Group that:

(a) this Agreement has been duly authorized by Board resolution (a copy of which has been provided to the Shareholder Group), executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable federal and state banking regulations, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

(b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, or result in a breach or violation of, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to the terms of, any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject;

(c) the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder do not and will not violate the Articles of Incorporation of the Company, as amended (the “Articles”), the Bylaws of the Company, as amended (the “Bylaws”), or any policy, procedure, charter or code of the Company; and

(d) subject to receipt of regulatory approvals as set forth in Section 3(b) below, the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder do not and will not violate in any material respect any law, rule, regulation or order of any court or other agency of government that is applicable to the Company.

2. Representations and Warranties of the Shareholder Group.

Each member of the Shareholder Group represents and warrants to the Company:

(a) the members of the Shareholder Group represent all members of a “group” as defined by Rule 13d-5 of the Exchange Act in relation to the matters set forth herein, and such members collectively are the beneficial owners, as defined by the Exchange Act, of approximately 11.5 percent of the Company’s Common Stock;

(b) each of Skotdal, Rainville, Hofmann, Lane and Sievers is qualified and prepared to act independently as a director of the Company and there are no agreements or understandings among the members of the Shareholder Group or with any other person or entity relating to the matters set forth herein other than as disclosed to the Company or disclosed in the Schedule 13D;

(c) this Agreement has been duly authorized, executed and delivered by each member of the Shareholder Group, and is a valid and binding obligation of each member, enforceable against each member in accordance with its terms, except as enforcement thereof may be limited by applicable federal and state banking regulations, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

(d) the execution and delivery by each member of the Shareholder Group of this Agreement and the performance by each member of the Shareholder Group of its obligations hereunder do not and will not violate, any joint filing agreement, and/or any other governing instruments of such member, or any policy, procedure, charter or code of such member;

(e) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, or result in a breach or violation of, any agreement, obligation, condition, covenant or instrument to which any member of the Shareholder Group is a party or bound; and

(f) the execution and delivery by each member of the Shareholder Group of this Agreement and the performance by each member of its obligations hereunder do not and will not violate in any material respect any law, rule, regulation or order of any court or other agency of government that is applicable to such member.

3. Covenants of the Company and the Shareholder Group.

(a) Promptly after the date of this Agreement, the Board shall increase its size to 15 members, and shall appoint Mr. Arnold R. Hofmann to serve as a director of the Company for a one-year term expiring at the 2011 annual meeting of shareholders of the Company, Mr. Christian H. Sievers to serve as a director of the Company for a two-year term expiring at the 2012 annual meeting of shareholders of the Company, and Mr. Thomas H. Rainville to serve as a director of the Company for a three-year term expiring at the 2013 annual meeting of shareholders of the Company.  Messrs. Skotdal and Rainville will be nominated by the Company to stand for election at the 2010 Annual Meeting. The Company shall use its reasonable best efforts to cause the election of Messrs. Skotdal and Rainville at the 2010 Annual Meeting including, without limitation, recommending that the Company’s shareholders vote in favor of the election of Messrs. Skotdal and Rainville at the 2010 Annual Meeting and voting the shares of Common Stock represented by all proxies granted by shareholders in connection with the solicitation of proxies by the Board in connection with such meeting in favor of Messrs. Skotdal and Rainville, except for such proxies that specifically indicate a vote to withhold authority with respect to Messrs. Skotdal and Rainville.  Neither the Board nor the Company shall take any position, make any statements or take any action inconsistent with such recommendation.  The nomination of Messrs. Skotdal and Rainville at the 2010 Annual Meeting are in addition to the other director nominees for election to a three-year term at the 2010 Annual Meeting, namely Richard L. Anderson, C.P.A., Janice E. Halladay, and Marion R. Foote.

(b) Subject to receipt of regulatory approvals set forth below, upon appointment by the Board of Messrs. Hofmann, Sievers and Rainville to serve as members of the Board, the Board and Board of Directors of Cascade Bank (the “Bank Board”) will appoint Messrs. Hofmann, Sievers and Rainville to serve as members of the Bank Board, and the Company will file the appropriate applications with the Federal Reserve Bank, if necessary, for Messrs. Rainville, Sievers and Hofmann each to serve as a member of the Board, and with the Federal Deposit Insurance Corporation, and the Department of Financial Institutions for the State of Washington for Messrs. Rainville, Sievers and Hofmann each to serve as a member of the Bank Board.  The Company and Board will fully support the application for approval of Messrs. Rainville, Sievers and Hofmann to serve as directors of the Board and the Bank Board with all regulatory authorities. If any of Messrs. Hofmann, Sievers or Rainville does not receive the necessary regulatory approvals to serve on both the Board and the Bank Board, the person(s) not receiving such regulatory approvals will immediately resign as a member of the Board and the Bank Board, and the Shareholder Group will have the exclusive right to nominate a replacement candidate, subject to review and approval of the Nominating Committee and Board and subject to approval by regulatory authorities as described above. It will not be necessary to file an application for approval of Messrs. Skotdal and Lane as they currently serve as members of the Board and the Bank Board, and the Board and Bank Board will re-appoint Skotdal and Lane as necessary to allow them to continue to serve on the Bank Board, provided they are elected to the Board by the requisite shareholder vote at the applicable Annual Meeting. For the avoidance of doubt, notwithstanding their appointment by the Board and the Bank Board, and (in the case of Mr. Rainville) the receipt of the requisite shareholder vote at the 2010 Annual Meeting, each of Messrs. Rainville, Sievers and Hofmann will become a member of the Board and the Bank Board only upon the receipt of the necessary regulatory approvals.

(c) Subject to receipt of regulatory approvals as set forth in Section 3(b) above, election of Mr. Rainville by the requisite shareholder vote at the 2010 Annual Meeting and compliance by Messrs. Rainville, Sievers and Hofmann with independence and other standards set forth by the SEC and the NASDAQ Stock Market, the Board will give Messrs. Rainville, Sievers and Hofmann consideration for their choice of committees of the Board such that each shall serve on a separate committee of the Board.  If at such time any of Messrs. Rainville, Sievers or Hofmann is not qualified to serve on the committee to which he is appointed, he may be removed by the Board from such committee.  Based solely upon information provided by, and representations from, Messrs. Rainville, Sievers and Hofmann, to date, the Company currently believes that each is qualified to serve on the committees of the Board under applicable SEC and NASDAQ Stock Market requirements and standards.

(d) If Messrs. Rainville, Sievers and Hofmann or any one or more of them does not receive regulatory approvals as specified in Section 3(b) above, or if any of them is otherwise disqualified or is unable to serve, the Shareholder Group shall have the exclusive right to identify alternative candidates to the Nomination Committee, which will then use its reasonable best efforts to confirm the qualifications of the replacement candidates.  Subject to confirmation of the qualifications of such replacement candidates by the Nominating Committee the Board shall use its reasonable best efforts to appoint replacement members to the relevant committees and the Bank Board as promptly as practicable.

(e) The Shareholder Group agrees to the following and shall take or caused to be taken by its Affiliates (as defined below) all appropriate and necessary action to effectuate the result thereof:

(i) to support and vote in favor of the Board’s slate of nominees (Craig G. Skotdal, Thomas H. Rainville, Richard L. Anderson, C.P.A., Janice E. Halladay, and Marion R. Foote) for election as directors of the Company at the 2010 Annual Meeting;

(ii) to support and vote at the 2010 Annual Meeting in favor of amending the Articles of the Company to increase the number of authorized shares of Common Stock by 40 million shares to a total of 65 million shares;

(iii) Mr. Rainville agrees to drop his shareholder proposal for the 2010 Annual Meeting, and the Shareholder Group will immediately seek to persuade the other shareholder proponents (Frank McCord, Edwin McRory, and Charles Mertel) to drop their respective proposals for the 2010 Annual Meeting and the Shareholder Group agrees to vote against such proposals at the 2010 Annual Meeting;

(iv)  for so long as each remains a director of the Company and the Bank, to support and vote in favor of the Board’s slate of nominees for election as directors of the Company during the Standstill Period; provided that such slate includes, as applicable for the relevant year, Messrs. Skotdal, Rainville, Sievers, Hofmann and Dwayne R. Lane (collectively, the “Group Directors”) to the extent that such Directors consent to be on such slate of director nominees for the relevant year;

(v) to fully support efforts of the Company to raise $25 million (no more than 2,434,305 shares of Common Stock shall be sold through a private offering at a per-share sale price of less than the greater of book or market value per share) as soon as practicable through a tailored capital raise as determined by the Board, including voting in favor of any appropriate transaction relating to the issuance of Common Stock in connection with such capital raise;

(vi) to fully support any appropriately tailored additional capital raise as determined by the Board, beyond the $25 million capital raise described above, necessary to meet regulatory requirements, including approval of an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock as described in 3(e)(ii), provided that any capital raise in excess of $25 million shall be subject to prior shareholder approval if such additional capital raise occurs within the term of this Agreement; and

(vii) to cause each of the Group Directors to resign from the Board and the Bank Board prior to any one of the Group Directors, directly or indirectly, pursuing, undertaking actions or series of actions with the intent to pursue or publicly disclose any intent to pursue, any activities described in Section 4 below without Board approval.

(f) Upon appointment and election to the Board and the Bank Board, Messrs. Rainville, Sievers and Hofmann will serve as integral members of the Board and Bank Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

(g) Immediately prior to the issuance of the press release contemplated in Section 6 hereof, the Shareholder Group shall: (i) irrevocably withdraw the Nomination Letter and shall terminate the Proxy Solicitation, and (ii) file an amendment to the Schedule 13D disclosing the termination of the Proxy Solicitation and the settlement agreed upon herein. The Shareholder Group shall make all necessary filings with the SEC to accomplish such withdrawal and termination and at its own expense.

4. No Director Proxies/Standstill Period.

For a period of three years from the date of this Agreement (unless earlier terminated by resignations of the Group Directors as described in this paragraph) without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, each member of the Shareholder Group (whether acting alone or together with any other person or entity) shall not, and shall not cause or permit his or her Affiliates (as such term is defined below) to, in any manner, directly or indirectly, pursue, undertake actions or series of actions with the intent to pursue or publicly disclose any intent to pursue, any activities described in this Section 4 until such time as all members of the Group Directors have tendered their resignations as members of the Board and the Bank Board (and for such purpose, each of the Group Directors covenants and agrees that if a majority of the Group Directors tender their resignations to pursue activities not otherwise permitted under this Section 4, the remaining Group Directors agree to tender their resignations).  The period described in this Section 4 shall be known as the “Standstill Period”.

 (i) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings), offer or propose to effect, or cause or participate in, or in way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect any (x) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries; (y) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or (z) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries;

(ii) engage in any solicitation of proxies or consents to vote any voting securities of the Company in opposition to the recommendation of the Board with respect to any matter, including the election of directors, or become a “participant” in any “contested solicitation” (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder);

(iii) take any action to seek to amend any provision of the Company’s Articles or Bylaws except as may be approved by the Board;

(iv) grant any proxy rights with respect to the Common Stock to any person not designated by the Company, except for the voting agreement dated May 9, 2008 by and among Craig G. Skotdal, Andrew Skotdal, the Arthur & Marianne Skotdal Revocable Living Trust, Skotdal Quality Investments, L.L.C., and Skotdal Enterprises, Inc. and only where it shares voting power pursuant to arrangements that exist on the date of this Agreement;

(v) call or seek to have called any meeting of the shareholders of the Company;

(vi) propose any matter for submission to a vote of the shareholders of the Company;

(vii) unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (x) in support of any proxy solicitation other than a proxy solicitation by the Company, or (y) concerning any matter described in (i) through (vi) above.

The provisions of this Section 4 shall not limit in any respect: the actions of any director of the Company or any of its subsidiaries in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company, any of its subsidiary and their shareholders.  Notwithstanding the foregoing, in no event shall such exception to this Section 4 constitute a waiver of the confidentiality obligations referenced in Section 5 hereof.

As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

5. Confidentiality.

Upon becoming members of the Board and Bank Board, the members of the Shareholder Group will be subject to the same confidentiality obligations as other Board members, and will comply with all applicable laws including United States securities laws which prohibit any person who has material non-public information about the Company from trading in the securities of the Company, including but not limited to purchasing or selling securities of the Company, and establishing hedge positions through option trading or otherwise, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6. Public Announcement.

The Shareholder Group and the Company shall announce this Agreement and the material terms hereof within two (2) business days of the date hereof by means of a joint press release in the form attached as Exhibit A hereto.

7. Disclosure.

The Shareholder Group acknowledges that this Agreement shall be filed with the SEC within four (4) business days of execution on a Current Report on Form 8-K. The Company shall provide the Shareholder Group with a copy of such Current Report in advance of such filing for review. The Company shall also provide the Shareholder Group with a copy of the proposed proxy statement for the 2010 Annual Meeting in advance of the filing of the proxy statement with the SEC. Such proxy statement will also contain a description of this Agreement.

8. Specific Performance.

Each member of the Shareholder Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Shareholder Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

9. Jurisdiction; Applicable Law.

Each of the parties hereto:

(a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Washington in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,

(b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,

(c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than federal or state courts of the State of Washington,

(d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and

(e) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF WASHINGTON APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

10. Third Party Beneficiaries.

Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of any person or entity that is not a party hereto or a successor or permitted assignee of such party.

11. Entire Agreement; Amendment and Waiver.

This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein.  This Agreement may be amended only by a written instrument duly executed by the parties hereto, or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12. Successors and Assigns.

The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that neither the Shareholder Group on the one hand nor the Company on the other hand may assign, delegate or otherwise transfer any of its obligations under this Agreement without the prior written consent of the other party.

13. Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and delivered by overnight courier or facsimile or electronic mail and shall be deemed duly given on the date of delivery. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:               Cascade Financial Corporation
2828 Colby Avenue
Everett, Washington 98201
Attention:   Carol K. Nelson
President and Chief Executive Officer

With a copy to:                     Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, Washington 98101
Attention:   Glen P. Garrison, Esq.
      Susan A. Kim, Esq.

If to any Skotdal:                  Craig G. Skotdal
2707 Colby Ave. Suite 1200
Everett, Washington 98201

With a copy to:                     Helsell Fetterman, L.L.P.
1001 Fourth Avenue, Suite 4200
Seattle, Washington 98154-1154
Attention:    Gary F. Linden, Esq.

If to Rainville:                       Thomas H. Rainville
P.O. Box 643
Mukilteo, WA  98275-0643

If to Sievers:                          Christian H. Sievers
1030 Grand Avenue
Everett, WA  98201

If to Hofmann:                       Arnold R. Hofmann
4610 74th Street SW
Mukilteo, WA 98725

If to Lane:                              Dwayne R. Lane
828 Grand Avenue
Everett, WA 98201

14. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

15. Counterparts.

This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

16. Termination.

The provisions of this Agreement may be terminated by the non-breaching party in the event of a material breach by any party of any of the terms of this Agreement; provided, however, that the non-breaching party shall first provide written notice to the breaching party of the facts and circumstances giving rise to such breach, after which the breaching party shall have five (5) business days from receipt of such notice to cure such breach.  Section 4 hereof shall automatically terminate upon the expiration of the Standstill Period.  Any termination of this Agreement as provided herein will be without prejudice to the rights of any party arising out of the breach by any other party of any provision of this Agreement. Sections 1 and 2, and 5 through 16 shall survive any such termination.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

CASCADE FINANCIAL CORPORATION AND ITS SUBSIDIARIES	SHAREHOLDER GROUP
/s/ Carol K. Nelson	/s/ Craig G. Skotdal
Carol K. Nelson, President and Chief Executive Officer	Craig G. Skotdal
/s/ Dwayne R. Lane
Dwayne R. Lane
/s/ Thomas H. Rainville
Thomas H. Rainville
/s/ Christian H. Sievers
Christian H. Sievers
/s/ Arnold R. Hofmann
Arnold R. Hofmann
/s/ Arthur W. Skotdal
Arthur W. Skotdal
/s/ Andrew P. Skotdal
Andrew P. Skotdal
SKOTDAL QUALITY INVESTMENTS, L.L.C.
/s/ Craig Skotdal
Craig Skotdal, Manager
SKOTDAL ENTERPRISES, INC.
/s/ Craig G. Skotdal
Craig G. Skotdal, President
ARTHUR & MARIANNE SKOTDAL REVOCABLE LIVING TRUST
/s/ Craig G. Skotdal
Craig G. Skotdal, Trustee